Exhibit (d)(12)
S1 Assumed Option Granted at Closing
Q-UP SYSTEMS, INC.
STOCK OPTION GRANT AGREEMENT
(STANDARD)
                          (the “Optionee”) has been granted an option (the “Option”) to purchase shares of the Common Stock of Q-Up Systems, Inc. pursuant to this Stock Option Grant Agreement, the Company’s 1999 Stock Option Plan (the “Plan”) and the attached form of Stock Option Agreement (the “Option Agreement”), the provisions of which are incorporated herein by reference.
          Type of Option: Incentive Stock Option
     The following terms shall have their respective meanings as set forth below or in the Plan.
          “Date of Option Grant” means                     .
          “Number of Option Shares” means                      shares of Stock.
          “Exercise Price” means $                     per share of Stock.
          “Initial Vesting Date” means the date occurring one (1) year after                     .
          “Option Expiration Date” means the date ten (10) years after the Date of Option Grant.
          “Vested Ratio” means, on any relevant date, the ratio determined as follows:
               (a) Prior to the Initial Vesting Date, the Vested Ratio shall be zero.
               (b) On the Initial Vesting Date, the Vested Ratio shall be 1/4, provided the Optionee’s Service has not terminated prior to the Initial Vesting Date.
               (c) For each year of Optionee’s Service from the Initial Vesting Date until the Vested Ratio equals 1/1, the Vested Ratio shall be increased by 1/4.
     By their signatures below, the parties hereto , agree that the Option is governed by the terms and conditions of the Plan as in effect on the Date of Option Grant and the Option Agreement, both of which are attached hereto. The Optionee acknowledges receipt of a copy of the Plan and the Option Agreement, represents that he or she is familiar with the provisions contained therein, and hereby accepts the Option subject to all of the terms and conditions thereof.

OPTIONEE	Q-UP SYSTEMS, INC.

By:

Attachments:	1999 Stock Option Plan Stock Option Agreement (Standard)